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                                                                   EXHIBIT 10.13

[Translation - Original in German Language]

                          SETTLEMENT REACHED BY LAWYERS

between

Art Technology Group GmbH, Messeturm 23, 60308 Frankfurt /Main,

as well as

Art Technology Group Inc., 25 First Street, Cambridge, MA 02141, USA,

These mutually represented by lawyer Stefan Plangger, Schillerstra(beta)e 28, 60313 Frankfurt /Main,

                             - hereinafter called,,ATG GmbH" resp.,,ATG Inc." -

and

DIFA Deutsche Immobilien Fonds AG, Caffamacherreihe 8, 20355 Hamburg, represented by lawyer Dr. Ulrich Leo, Hohenstaufenring 30-32, 50674 Koln,

                                                   - hereinafter called,,DIFA" -

                                    PREAMBLE

With contract of 05./19.03.2001 ATG GmbH had leased from DIFA office and open plan areas in the second floor of building 4 of the object ,,Frankfurter Welle" in Frankfurt. Regarding to this contract ATG Inc. had issued a comfort letter, dated October 24, 2001.

The parties are in dispute as to the fact if the cancellation of the contract by ATG GmbH is effective. There is a lawsuit pending between DIFA and ATG GmbH (LG Frankfurt 3-10 O 147/02 / OLG Frankfurt 21 U 10/03), in which the parties argue about the obligation to lease payment for the first months and providing a guarantee.

Having stated that the parties agree to the following:

                              Translation E.&O.E.

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                                    Section 1

ATG GmbH obliges itself to pay 5.750.000,00 Euro (in words: five million seven hundred fifty thousand Euro) plus 16 % VAT to DIFA. ATG GmbH will receive from DIFA an invoice in accordance with the German VAT provisions from DIFA.

                                    Section 2

Payment by ATG GmbH must be made two weeks after execution of this agreement by all parties (receipt is relevant) onto the trust account of Rechtsanwalte Loschelder, no. 79 772 968, bank code 370 501 98, Stadtsparkasse Koln. The two weeks time frame is only met, if payment has been received into the trust account.

If ATG GmbH does not pay within two weeks after execution of this agreement into the trust account of the Rechtsanwalte Loscheder, DIFA may demand payment of the settlement amount directly from ATG Inc. and ATG Inc. has to pay the respective amount.

                                    Section 3

After receipt of the payment according to Section 2 DIFA obliges itself to return

(a) the engrossed guarantee of 1.350.000,00 Euro of the American Express Bank GmbH (no. G 4055)

(b) the comfort letter signed by ATG Inc.

The handling runs as follows: the guarantee and the comfort letter will be given on trust of lawyer Dr. Leo subject to the proviso to invalidate and return them to lawyer Plangger after payment of 5.750.000,00 Euro plus VAT has been received on the trust account. Lawyer Dr. Leo receives the irrevocable order to forward the payment received only after having sent the invalidated guarantee and comfort letter to lawyer Plangger.

                                    Section 4

(1) All reciprocal claims between ATG GmbH and DIFA from the lease contract stated in the preamble and between ATG Inc. and DIFA under the comfort letter as well as claims based on any other legal ground in connection with the lease contract stated in the preamble between ATG GmbH and DIFA and ATG Inc and DIFA , whether known or not are satisfied and settled with the payment of 5,75 Mio. Euro plus VAT and upon return of the bank guarantee and the comfort letter.

                              Translation E.&O.E.

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(2)      ATG GmbH will waive the pending appeal before the Oberlandesgericht
         (Higher Regional Court) Frankfurt (OLG Frankfurt 21 U 10/03). DIFA will not claim for costs and take back the claim for costs filed with the Landgericht on Jan. 22, 2003 (Az: 3-10 O 147/02) after execution of this agreement. There will be no reciprocal reimbursement of costs connected with this proceeding.

(3) The parties will pay the costs for their representation and the conclusion of this settlement themselves.

                                    Section 5

         (1) The parties to this Settlement Agreement understand and agree that all claims made by the parties in connection with the matters that are the subject of this Settlement Agreement are disputed and each party hereto agrees that this Settlement Agreement shall not be treated or characterized as an admission of liability or responsibility.

         (2) The parties hereto represent that neither will, in any way, disparage the other party nor any subsidiary, or any officer, agent, employee, successor or assign of any of them, or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned persons or entities.

         (3) The parties submit themselves to immediate execution regarding all their obligations from this settlement.

         (4) Lawyer Dr. Leo will take the original settlement into deposit. At any time he is entitled and obliged on written demand of one of the parties to deposit this settlement with an Amtsgericht (Magistrate Country Court) as of Section 796a ZPO resp. a notary. The parties agree to a deposit and writ of execution by a notary as of Section 796c ZPO.

         (5) Inter partes, the costs of a possible deposit and writ of execution shall be borne by ATG GmbH and ATG Inc. as joint debtor in case they are in arrears with the payment as of
                  Section 2. DIFA shall bear the costs of deposit and writ of execution in case the guarantee is not delivered on time.

                               Translation E.&O.E.

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                  In all other cases the parties bear half the costs of deposit and writ of execution.

         (6) The certificates of attorney of the lawyers Plangger and Dr. Leo are attached to this settlement.

         (7)      This settlement is governed by German Law only.

         (8) Jurisdictional venue for all disputes in connection with this settlement and - as far as permitted by law - is Frankfurt am Main.

         (9) In case of one or more inoperative provisions of this settlement, the remaining provisions stay untouched. The parties rather commit themselves to a further settlement coming nearest as of content and economic aim.

Frankfurt, den ______________________

_____________________________________      _____________________________________

                               Translation E.&O.E.